Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

April 30, 2008

Contact: Keith Schroeder

Chief Financial Officer

(918) 825-0616

ORCHIDS PAPER PRODUCTS COMPANY REPORTS A 22% INCREASE IN FIRST

QUARTER SALES

PRYOR, OKLAHOMA (April 30, 2008) – Orchids Paper Products Company (AMEX: TIS) today reported net income for the three months ended March 31, 2008 of $611,000, or $.09 per diluted share, compared with a net loss of $131,000, or $0.02 per diluted share, in the same period in 2007. Net sales for the 2008 quarter were $20.3 million, an increase of 22% over the $16.6 million reported for the same quarter of 2007. The increase in net sales was primarily the result of a more than two-fold increase in parent roll shipments, a 9% increase in the selling price per ton of converted products, and, to a lesser extent, a 20% increase in the selling price of parent rolls.

Financial results for the first quarter of 2008 were negatively affected by increased waste paper prices, an unplanned shutdown in January of the company’s newest paper machine and higher selling, general and administrative expenses. Waste paper prices increased approximately 22% in the first quarter of 2008 compared to the same period in 2007, resulting in approximately $1 million of increased costs. In January 2008, we experienced down time on the new paper machine that totaled approximately 3 days of lost production time in order to effect repairs. The unplanned shutdown was required to correct certain issues with the surface of the yankee dryer and resulted in $330,000 of lost production and certain related out of pocket expenses. The surface issues causing the shutdown were corrected during the month of January.

In the first quarter of 2008, earnings before interest, taxes, depreciation and amortization (EBITDA) increased $617,000 to $2.1 million, a 43% increase compared to $1.4 million in the same period of 2007. As a percent of net sales, EBITDA was 10.2% in the first quarter of 2008 compared with 8.7% in the same period in 2007.

Gross profit for the first quarter of 2008 was $2.7 million, an increase of $957,000, or 55%, when compared with a gross profit of $1.7 million in the comparable prior year quarter. Gross profit as a percent of net sales increased to 13.3% in the first quarter of 2008 compared to 10.4% for the same period in 2007.

Selling, general and administrative expenses in the first quarter of 2008 totaled $1.4 million, an increase of $326,000, or 31%, when compared with selling, general and administrative expenses of $1.1 million in the first quarter of 2007. Increased accruals under the company’s incentive bonus plan, higher costs associated with additions to the Company’s senior management team and increased legal and other professional costs accounted for most of the increase.

Interest expense for the first quarter of 2008 totaled $411,000 compared to interest expense of $873,000 in the same period in 2007. Lower overall borrowing levels and lower interest rates accounted for the improvement.

Commenting on the results, Mr. Robert Snyder, President and Chief Executive Officer, stated, “The tissue industry continues to face cost pressures as evidenced by the increase in waste paper pricing during the first quarter of 2008, which had a significant negative effect on our operating results. We have begun taking action in our product pricing and product content to counteract waste paper and other cost increases. Our management is continuing its efforts to reduce operating costs by focusing on continuous improvement efforts in productivity and the cost effectiveness of our production facilities.”

As announced, the company will hold a teleconference to discuss its first quarter earnings at 10:00 a.m. (CDT) on Thursday, May 1. All interested parties may participate in the teleconference by calling 800 688 0796 and providing pass code 711 472 48. A question and answer session will be part of the teleconference’s agenda. Those intending to access the teleconference should dial-in fifteen minutes prior to the start. The call may also be accessed live via webcast through the company’s web site at www.orchidspaper.com under “Investors.” A replay of the teleconference will be available for 30 days on the company’s website.

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins. From its operations in Pryor, Oklahoma, Orchids Paper Products Company uses recycled waste paper to produce finished tissue products that it provides to retail chains throughout the central United States. For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

This release contains forward-looking statements. These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that could materially affect the Company’s actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 as filed with the Securities and Exchange Commission on March 18, 2008.

The Company’s actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

Orchids Paper Products Company

Selected Financial Data

(in thousands, except tonnage, price and cost per ton and per share data)

	Three Months Ended March 31,
	2008	2007
Net Sales	$20,275	$16,637
Cost of Sales	17,58 6	14,905
Gross Profit	2,689	1,732
Selling, General and Administrative Expenses	1,385	1,059
Operating Income	1,304	673
Interest Expense	411	873
Other Income, net	(1)	(20	) (a)
Income (Loss) Before Income Taxes	894	(180)
Provision (Benefit) for Income Taxes	283	(49)
Net Income (Loss)	$611	$(131)

Net income (loss) per share:
Basic	$0.10	$(0.02)
Diluted	$0.09	$(0.02)

Other Income Statement Data:
Depreciation	$754	$749
Commission Expense	$242	$222
Earnings Before Interest, Income Taxes, Depreciation and Amortization (EBITDA)	$2,059	$1,442

Operating Data:
Total Tons Shipped	12,962	11,161
Average Price per Ton	$1,564	$1,491
Total Paper Cost per Ton Consumed	$818	$777
Total Paper Cost	$10,604	$8,672

Cash Flow Data:
Cash Flow Provided by (Used in):
Operating Activities	$(315)	$930
Investing Activities	$(359)	$(77)
Financing Activities	$674	$(853)

Balance Sheet Data:
	As of
	March 31, 2008	December 31, 2007
Working Capital	$3,686	$1,714
Net Property, Plant and Equipment	$56,461	$56,856
Total Assets	$69,953	$68,303
Long-Term Debt, net of current portion	$23,872	$23,264
Total Stockholders' Equity	$28,719	$28,042

(a) Due to net loss, warrant and option shares are anti-dilutive, thus not considered.